Exhibit 10.19

NEW JERSEY RESOURCES CORPORATION

2007 Stock Award and Incentive Plan

Performance Units Agreement

This Performance Units Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Performance Units” (the “Terms and Conditions”) and the attached Exhibit A captioned “Performance Goal and Earning of Performance Units”, confirms the grant on _________ __, ____ (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the "Company"), to   ("Employee"), under Sections 6(e), 6(i) and 7 of the 2007 Stock Award and Incentive Plan (the "Plan"), of Performance Units (the "Units"), including rights to Dividend Equivalents as specified herein, as follows:

Target Number Granted:	_________ Units (“Target Number”)

How Units are Earned and Vest: The Units, if not previously forfeited, (i) will be earned, if and to the extent that the Performance Goal defined on Exhibit A to this Agreement are achieved, with the corresponding number of Units earned (ranging from 0% to 150% of the Target Number) as specified on Exhibit A, and (ii) will vest as to the number of Units earned if Employee continues to be employed by the Company or a Subsidiary through ________ __, 200__ (the "Stated Vesting Date"). In addition, if not previously forfeited, upon a Change in Control the Units will be deemed earned in an amount equal to the greater of the Target Number or the number of Units to be granted based upon the actual level of achievement if the performance period had ended at the date of the Change in Control and will become immediately vested, and, if the stock of the Company remains publicly traded after the Change in Control, any Units not earned will remain potentially earnable in accordance with the terms of this Agreement. In addition, if not previously forfeited, the Units will be deemed earned and become vested upon the occurrence of certain events relating to Termination of Employment to the extent provided in Section 4 of the attached Terms and Conditions. The terms "vest" and "vesting" mean that the Units have become non-forfeitable whether or not there occurs a voluntary Termination of Employment by Employee. If the Performance Goal is not met (or not fully met) and the Units are not otherwise deemed earned by the Earning Date (as defined below), the Units (or the unearned portion of the Units) will be immediately forfeited. If Employee has a Termination of Employment prior to a Stated Vesting Date and the Units are not otherwise deemed earned and vested by that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the attached Terms and Conditions. Forfeited Units cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

Performance Goal and Earning Date: The Performance Goal and Earning Date, and the number of Units earned for specified levels of performance at the Earning Date, shall be as specified in Exhibit A hereto.

Settlement: Units that are to be settled hereunder, including Units credited as a result of Dividend Equivalents, will be settled by delivery of one share of Stock, for each Unit being settled. Settlement shall occur at the time specified in Section 6 of the attached Terms and Conditions.

      The Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Performance Units attached hereto and deemed a part hereof. The number of Units and the kind of shares deliverable in settlement and other terms and conditions of the Units are subject to adjustment in accordance with Section 5 of the attached Terms and Conditions and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) the Units are nontransferable, except as provided in Section 3 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Units are subject to forfeiture in the event of Employee's Termination of Employment in certain circumstances prior to vesting, as specified in Section 4 of the attached Terms and Conditions, and (iii) sales of shares of Stock will be subject to any Company policy regulating trading by employees.

Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

NEW JERSEY RESOURCES
   CORPORATION

By:_____________________
      [Name]
      [Title]

EMPLOYEE

By:_____________________
     [Name], an individual

TERMS AND CONDITIONS OF PERFORMANCE UNITS

The following Terms and Conditions apply to the Performance Units granted to Employee by NEW JERSEY RESOURCES CORPORATION (the "Company") and Units resulting from Dividend Equivalents (as defined below), if any, as specified in the Performance Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the cover page hereto and Exhibit A, which are an integral part of this Agreement.

1.           General.  The Units are granted to Employee under the Company's 2007 Stock Award and Incentive Plan (the "Plan"), which has been previously delivered to Employee and/or is available upon request to the Corporate Benefits Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

2.           Account for Employee.  The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on shares of Stock under Section 5 hereof ("Dividend Equivalents").

3.           Nontransferability.  Until Units become settleable in accordance with the terms of this Agreement, Employee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.

4.           Termination Provisions. The following provisions will govern the vesting and forfeiture of the Units that are outstanding at the time of Employee's Termination of Employment (as defined below), unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a)           Death or Disability.   In the event of Employee's Termination of Employment due to death or Disability (as defined below) the Units will be deemed earned in an amount equal to the greater of the Target Number or the number of Units to be granted based upon the actual level of achievement if the performance period had ended at the date of the Termination of Employment.  A Pro-Rata Portion (as defined below) of the Units earned, to the extent not previously vested, will vest immediately, and such Units, together with any then-outstanding Units that previously became vested, will be settled in accordance with Section 6(a) hereof.  Any portion of the then-outstanding Units not earned or not vested at or before the date of Termination will be forfeited.

(b)           Termination by the Company or Voluntarily by the Employee.  In the event of Employee's Termination of Employment by the Company for any reason or by Employee voluntarily, the portion of the then-outstanding Units not vested at the date of Termination will be forfeited, and the portion of the then-outstanding Units that is vested at or before the date of Termination will be settled in accordance with Section 6(a) hereof.

(c)     Retirement.   In the event of Employee's Termination of Employment due to Retirement (as defined below) the Units will be deemed earned in an amount equal to fifty percent of the Target Number.  A Pro-Rata Portion (as defined below) of the Units earned, to the extent not previously vested, will vest immediately, and such Units, together with any then-outstanding Units that previously became vested, will be settled in accordance with Section 6(a) hereof. Any portion of the then-outstanding Units not earned or not vested at or before the date of Termination will be forfeited.

 (d)           Certain Definitions.  The following definitions apply for purposes of this Agreement:

(i)           "Disability" means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee's disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(ii)           "Pro Rata Portion" means a fraction the numerator of which is the number of days that have from the Grant Date to the date of Employee's Termination of Employment and the denominator of which is the number of days from the Grant Date to the Stated Vesting Date.

(iii)           “Retirement” means the Employee terminates employment at or after age 65, or at or after age 55 with 20 or more years of service.

(iv)           “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(v)           "Termination of Employment" and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company.

5.           Dividend Equivalents and Adjustments.

(a)           Dividend Equivalents.  Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units.  Dividend Equivalents will be credited with respect to unearned Units, earned but not vested Units, and vested but not settled Units.  Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units) for administrative convenience:

(i)           Cash Dividends.  If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Units shall be credited to Employee's Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)           Non-Share Dividends.  If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii)           Share Dividends and Splits.  If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)           Adjustments.  The number of Units credited to Employee's Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee's rights with respect to Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Units which shall preserve without enlarging the value of the Units, with the manner of such adjustment to be determined by the Committee in its discretion.

(c)           Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Unit and will be settled at the same time as the granted Unit.

6.           Settlement and Deferral.

(a)           Settlement Date.  Units granted hereunder that have been earned and vested, together with Units credited as a result of Dividend Equivalents with respect thereto, shall be settled by delivery of one share of Stock for each Unit being settled. Settlement of a Unit granted hereunder shall occur at the Stated Vesting Date; provided, however, that settlement shall occur earlier (i) within 90 days after the date of death of Employee, (ii) within 60 days after termination due to Disability (subject to Section 6(c)(iii) hereof if Employee is not “disabled” within the meaning of Code Section 409A), (iii) upon a Change in Control except that, if the Units are subject to Section 6(c) hereof, no distribution shall be triggered if the Change in Control does not involve an event that comes within the definition under Code Section 409A), or (iv) within 60 days after a Termination of Employment if and to the extent specified in Section 4(b) hereof; and provided further, that settlement shall be deferred if so elected by Employee in accordance with Section 6(b) hereof. Settlement of Units which directly or indirectly result from Dividend Equivalents on Units granted hereunder shall occur at the time of settlement of the granted Unit.

(b)           Elective Deferral.  The Committee may determine to permit Employee to elect to defer settlement (or redefer) if such election would be permissible under Code Section 409A . In addition to any applicable requirements under Code Section 409A , any such deferral election shall be made only while Employee remains employed and at a time permitted under Code Section 409A. Any elective deferral will be subject to such additional terms and conditions as the Vice President – Corporate Services, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

(c)           Compliance with Code Section 409A.  Other provisions of this Agreement notwithstanding, if Units are subject to taxation under Code Section 409A (“§ 409A”) (i.e., the Units are not excluded or exempted under Code Section 409A; Note: an elective deferral under Section 6(b) would cause the Units to be subject to Code Section 409A), settlement shall be subject to the following rules:

(i)           The Company shall have no authority to accelerate distributions relating to such Units in excess of the authority permitted under Code Section 409A;

(ii)           Any distribution relating to such Units triggered by Employee’s termination of employment and intended to qualify under Code Section 409A shall be made only at the time that Employee has had a “separation from service” within the meaning of Code Section 409A. A “separation from service” will occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Employee will perform after that date (whether as an employee or independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.;

(iii)           Any distribution relating to such Units subject to Code Section 409A that would be made within six months following a separation from service of a “Specified Employee” as defined under Code Section 409A and as determined under procedures adopted by the Board of Directors of the Company shall instead occur on the first day of the seventh month following the Separation from Service (or upon the Employee’s death, if earlier)  . In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(iv)           If any portion of such Units scheduled to vest at a single specified date (a vesting “tranche”) is partly deemed a 409A Award and partly deemed exempt from § 409A (as a short-term deferral or otherwise), the time of settlement of only the portion of the Award subject to Code Section 409A shall be subject to the provisions of this Section 6; and

(v)           Any rights of Employee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution of shares to Employee and so that Employee shall not be subject to any penalty under Code Section 409A.

7.           Employee Representations and Warranties Upon Settlement.  As a condition to the settlement of the Units, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation.

8.           Miscellaneous.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Units shall be valid unless expressed in a written instrument executed by Employee.

(b)           No Promise of Employment.  The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)           Governing Law.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)           Fractional Units and Shares.  The number of Units credited to Employee's Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Units.

(e)          Mandatory Tax Withholding.  Unless otherwise determined by the Committee, at the time of vesting and/or settlement the Company will withhold from any shares of Stock deliverable in settlement of the Units, in accordance with Section 11(d)(i) of the Plan, the number of shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting or settlement of Units.

(f)           Statements.  An individual statement of each Employee's Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee's Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Employee's statements shall be deemed a part of this Agreement, and shall evidence the Company's obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g)           Unfunded Obligations.  The grant of the Units and any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee's entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(h)           Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President – Corporate Services, or the officer designated by the Company as responsible for administration of the Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(i)           Shareholder Rights.  Employee and any Beneficiary shall not have any rights with respect to shares of Stock (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares of Stock as specified herein.

Exhibit A

NEW JERSEY RESOURCES CORPORATION
2007 Stock Award and Incentive Plan

Performance Goal and Earning of Performance Units

The number of Performance Units earned by Participant shall be determined as of _______ __, 200_ [last day of performance period] (the "Earning Date"), based on the Company’s “Total Shareholder Return Performance" in the ___-fiscal-year period ending at that date as compared against an established group of comparable companies (the "Comparison Group") selected by the Committee and attached hereto as Schedule A. The number of Units earned will then be determined based on the following grid:

Company Total Shareholder Return Performance -- Percentile Achieved	Units Earned as Percentage of Target Units
Less than 30th	0%
30th	__%
40th	__%
50th	__%
60th	__%
70th	__%
80th	__%
90th and above	150%

Upon achievement of Total Shareholder Return at a percentile between 30th and 40th, 40th and 50th, 50th and 60th, or between 60th and 70th, 70th and 80th, or between 80th and 90th, the Units earned will be mathematically interpolated on a straight-line basis.

Determinations of the Committee regarding Total Shareholder Return performance, such performance as a percentile within the Comparison Group, the resulting Units earned and related matters will be final and binding on Participant. The Committee shall specify a reasonable methodology for dealing with companies in the Comparison Group that cease to be publicly traded companies engaged in a business comparable to that of the Company, subject to compliance with Treasury Regulation § 1.162-27(e)(2). Total Shareholder Return shall be calculated in a manner that reflects the economic return to shareholders, such that any equity restructuring of the Company or any company in the Comparison Group shall not have the effect of enlarging or reducing the rights of Employee except to the extent of its effects on the real economic return of a shareholder.

Schedule A

[List of Companies in Comparison Group]